Exhibit 99.4

Consolidation Services, Inc.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

	Consolidation	Buckhorn
	Services	Resources				Adjusted
	Inc.	LLC	Combined	Pro Forma		ProForma
	As of December 31, 2007		Totals	Adjustments	AJE	Totals
ASSETS

Current Assets:
Cash	$ 78,482	$ 329	$ 78,811	$ -	[4]	$ 78,811
Accounts receivable	-	-	-	-		-
Deposits	5,000	-	5,000	-	[4]	5,000
Other current assets	-	-	-	-		-

Total Current Assets	83,482	329	83,811	-		83,811
				1,500,000	[4]
Fixed Assets, Net:	184,469	1,028,173	1,212,642	1,535,704	[1]	4,248,346

TOTAL ASSETS	$ 267,951	$ 1,028,502	$ 1,296,453	$ 3,035,704		$ 4,332,157

LIABILITIES AND
STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 10,732	$ 55,735	$ 66,467	$ (55,735)	[3]	$ 10,732
Related party payable	125,000	-	125,000	-		1,125,000
Notes payable	-	-	-	1,000,000	[4]	1,000,000

Total Current Liabilities	135,732	55,735	191,467	944,265		1,135,732

Long-Term Liabilities:
Notes payable	-	-	-	500,000	[4]	500,000

Total Long-Term Payables	-	-	-	500,000		500,000

Total Liabilities	135,732	55,735	191,467	1,444,265		1,635,732

Stockholders' Equity:
Preferred stock	-	-	-	-		-
				-
Common stock	10,980	-	10,980	1,094	[1]	12,074
				-
Additional paid-in capital	297,756	-	297,756	2,098,906	[1]	2,275,880
				(176,517)	[2]
				55,735	[3]
Minority interest	-	1,128,592	1,128,592	(564,296)	[1]	564,296
Accumulated deficit	(176,517)	(155,825)	(332,342)	176,517	[2]	(155,825)

Total Stockholders' Equity	132,219	972,767	1,104,986	1,591,439		2,696,425

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 267,951	$ 1,028,502	$ 1,296,453	$ 3,035,704		$ 4,332,157

[1]	To record the issuance of 1,093,750 shares of common stock in the acquisition of a 50% interest in Buckhorn Resources, LLC

[2]	To eliminate accumulated deficit of Buckhorn Resources, LLC

[3]	To record payment of accounts payable by owners of Buckhorn Resources LLC as a contribution to capital

[4]	To record payment of $1,500,000 in the acquisition of a 50% interest in Buckhorn Resources, LLC

Consolidation Services, Inc.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

	Consolidation	Buckhorn			Pro-Forma
	Services	Resources			Adjusted
	Inc.	LLC	Combined		Combined
	For the Year Ended December 31, 2007		Totals	Adjustments	Totals

REVENUES

Sales revenue	$ -	$ -	$ -	$ -	$ -
Other revenue	-	-	-	-	-

Total Revenues	-	-	-	-	-

COST OF SALES	-	-	-	-	-

GROSS PROFIT	-	-	-	-	-

OPERATING EXPENSES

General and administrative	176,517	44,109	220,626	-	220,626
Depreciation and amortization	-	-	-	-	-

Total Costs and Expenses	176,517	44,109	220,626	-	220,626

OPERATING LOSS	(176,517)	(44,109)	(220,626)	-	(220,626)

OTHER INCOME (EXPENSE)

Interest expense	-	-	-	-	-
Other income	-	-	-	-	-

Total Other Income (Expense)	-	-	-	-	-

NET LOSS	$ (176,517)	$ (44,109)	$ (220,626)	$ -	$ (220,626)